REPORT OF INDEPENDENT AUDITORS


To the Board of Trustees of
Guinness Flight Investment Funds


In planning and performing our audit of the financial statements of Guinness Flight Investment Funds, comprising respectively, the Guinness Flight Asia Blue
Chip Fund, Guinness Flight Asia Small Cap Fund,
Guinness Flight China & Hong Kong Fund, Guinness
Flight Mainland China Fund, Guinness Flight Wired
IndexTM Fund, Guinness Flight New Europe Fund,
Guinness Flight internet.com IndexTM Fund and
Guinness Flight Global Government Bond Fund for the fiscal year ended December 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Guinness Flight Investment Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of the changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 1999.

This report is intended solely for the information and use of the Board of Trustees and management of Guinness Flight Investment Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





Los Angeles, California
February 4, 2000